Exhibit 10.4

VARIABLE RATE RIDER

(Daily Simple SOFR)

Borrower: RAND CAPITAL CORPORATION

Promissory Note Original/Maximum Principal Amount: $25,000,000.00

Promissory Note Date: June 27, 2022

DEFINITIONS. The above-referenced Promissory Note is referred to herein as the “Note” and all references to the “Note” shall be deemed to include the Note and this Rider. As used in the Note and this Rider, each capitalized term shall have the meaning specified in the Note, and the following terms shall have the indicated meanings:

a.	“Base Rate” shall mean the rate per annum equal to the greater of (i) two (2) percentage points above the rate of interest announced by the Bank each day as its prime rate of interest (“Prime Rate”), or (ii) 3.25% (the “Base Rate Floor”).

b.	“Business Day” shall mean any day other than Saturday, Sunday or other day on which commercial banking institutions in New York, New York are authorized or required by law or other governmental action to remain closed for business.

c.	“Daily Simple SOFR” shall mean for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “i”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day, or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. If by 5:00 pm (ET) on the second (2nd) U.S. Government Securities Business Day immediately following any day “i”, the SOFR in respect of such day “i” has not been published on the SOFR Administrator’s Website (and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred), then the SOFR for such day “i” will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

d.	“SOFR” shall mean, with respect to any U.S. Government Securities Business Day, a rate per annum equal to the secured overnight financing rate for such U.S. Government Securities Business Day.

e.	“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

f.	“SOFR Administrator’s Website” shall mean the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

g.	“SOFR Loan Rate” shall mean Daily Simple SOFR.

h.	“SOFR Rate Day” shall have the meaning specified in the definition of Daily Simple SOFR.

i.	“U.S. Government Securities Business Day” shall mean any day other than Saturday, Sunday or other day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

j.	“Variable Loan Rate” shall mean the SOFR Loan Rate.

ADDITIONAL PROVISIONS.

Timing of Requests for Advances. In addition to and without compromising any additional requirements referenced in the Note, the Bank reserves the right to require that any Borrower request for an advance must be delivered to the Bank a certain number of days prior to the requested date of funding that shall be equal to the number of days in any lookback period used to determine SOFR for purposes of calculating the Daily Simple SOFR for any SOFR Rate Day.

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Modification to Payment Due Date. Notwithstanding any provision to the contrary in the Note, if in any particular month the applicable payment due date is not a Business Day, the payment due date shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such payment due date shall be the immediately preceding Business Day.

Conversion to Base Rate Upon Default. Unless the Bank shall otherwise and in its sole discretion consent in writing, if (i) an event of default (with respect to any payment obligation or otherwise, as may be defined or described in the Note or related documents) has occurred and is continuing, or (ii) there exists a condition or event that, with the passage of time, the giving of notice, or both, shall constitute such an event of default, the Bank, in its sole discretion, may convert the applicable interest rate to the Base Rate, and each reference in the Note and herein to the applicable interest rate shall be deemed to be a reference to the Base Rate. Nothing herein shall be construed to be a waiver by the Bank of its right to have the outstanding principal balance accrue interest at the Default Rate, accelerate the indebtedness and/or exercise any other remedies available to the Bank under the terms hereof or applicable law.

Repayment Upon Conversion to Base Rate. Except as otherwise provided herein, during the time of any conversion of the applicable interest rate to the Base Rate, whether temporary or permanent, and whether pursuant to an event of default or otherwise, and without compromising any other rights and remedies of the Bank, and in the absence of the Bank exercising any such other rights or remedies as may be applicable, Borrower shall continue to repay all indebtedness in accordance with the terms of the Note. The determination by the Bank of the foregoing amounts shall, in the absence of manifest error, be conclusive and binding upon Borrower.

Illegality. If the Bank shall determine that the introduction of any law (statutory or common), treaty, rule, regulation, guideline or determination of an arbitrator or of a governmental authority or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other governmental or regulatory authority has asserted that it is unlawful or otherwise impermissible for the Bank to make or maintain loans using the then-current applicable interest rate index, then, on notice thereof by the Bank to Borrower, the Bank may (i) suspend the maintaining of the loan hereunder using the then-current applicable interest rate index until the Bank shall have notified Borrower that the circumstances giving rise to such determination shall no longer exist, and/or (ii) convert the applicable interest rate for the loan hereunder to the Base Rate, subject to the terms of the section below entitled “Inability to Determine SOFR; Effect of Benchmark Transition Event”.

Inability to Determine SOFR; Effect of Benchmark Transition Event.

(a)	If the Bank shall determine (which determination shall be conclusive and binding on Borrower) that for any reason SOFR cannot be determined, other than as a result of a Benchmark Transition Event, the Bank will give notice of such determination to Borrower. Thereafter, the Bank may not make or maintain the loan hereunder using the SOFR Loan Rate until the Bank revokes such notice in writing, and until such revocation, the Bank may convert the applicable interest rate to the Base Rate, subject to the provisions below.

(b)	Benchmark Replacement. Notwithstanding anything to the contrary herein or in the Note or any related agreement, upon the occurrence of a Benchmark Transition Event, the Bank may unilaterally amend the terms of the Note to replace the SOFR Loan Rate (or the then-current Benchmark) with a Benchmark Replacement. Any such amendment will become effective as soon as practicable for the Bank and upon notice to the Borrower, without any further action or consent of the Borrower. No replacement of SOFR (or the then-current Benchmark) with a Benchmark Replacement pursuant to this Section titled “Inability to Determine SOFR; Effect of Benchmark Transition Event” (“this Section”) will occur prior to the applicable Benchmark Transition Start Date. Borrower shall pay all out-of-pocket costs (including reasonable attorney fees) incurred by the Bank in connection with any amendment and related actions contemplated in this Section.

(c)	Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Bank will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary in the Note or in any related document or agreement, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of the Borrower or any other party hereto. The Bank shall not be liable to the Borrower for any Benchmark Replacement Conforming Changes made by the Bank in good faith.

(d)	Notices; Standards for Decisions and Determinations. The Bank will provide notification to the Borrower (which may at the Bank’s discretion be electronic, part of a billing statement, a general notice to customers or other communication) of the implementation of any Benchmark Replacement and the effectiveness of any Benchmark Replacement Conforming Changes, within a reasonable time prior to such implementation and effectiveness, as applicable. Any determination, decision or election that may be made by the Bank pursuant to this Section, including, without limitation, any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding upon the Borrower and any other parties hereto absent manifest error and may be made in the Bank’s sole discretion and without consent from the Borrower, except, in each case, as expressly required pursuant to this Section, and shall not be the basis of any claim of liability of any kind or nature against the Bank by any party hereto, all such claims being hereby waived individually by each party hereto.

(e)	Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke (as applicable) any request for an advance/borrowing of, conversion to, or continuation of a loan based on the SOFR Loan Rate (or the then-current Benchmark) to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request (as applicable) into a request for an advance/borrowing of or conversion to a loan that shall accrue interest at the Base Rate.

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(f)	The Bank does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Benchmark, any component definition thereof or rates referenced in the definition thereof or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Bank may select information sources or services in its reasonable discretion to ascertain the Benchmark, in each case pursuant to the terms hereof, and shall have no liability to the Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

(g)	Certain Defined Terms. As used in this Section:

1.	“Benchmark” means the SOFR Loan Rate or any subsequent Benchmark Replacement that has become effective hereunder.

2.	“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate that has been selected by the Bank giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the then-current Benchmark for U.S. dollar-denominated syndicated or bilateral credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than the current benchmark rate floor with respect to the SOFR Loan Rate (if any, the “Floor”), the Benchmark Replacement will be deemed to be such Floor for the purposes hereof.

3.	“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Bank giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such then-current Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated or bilateral credit facilities at such time.

4.	“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including, without limitation, changes to the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Bank decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Bank in a manner substantially consistent with market practice (or, if the Bank decides that adoption of any portion of such market practice is not administratively feasible or if the Bank determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Bank decides is reasonably necessary in connection with the administration of the loan evidenced hereby).

5.	“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:

1)	in the case of clause (a) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

2)	in the case of clause (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein, and (ii) the announced or stated date as of which all applicable tenors of such Benchmark will no longer be representative.

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6.	“Benchmark Transition Event” means, with respect to any then-current Benchmark, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased, or will cease on a specified date, to provide such Benchmark (or all tenors of such Benchmark applicable to the loan evidenced hereby), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any applicable tenors of such Benchmark or (b) all applicable tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and indicating that representativeness will not be restored.

7.	“Benchmark Transition Start Date” means in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 180th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 180 days after such statement or publication, the date of such statement or publication).

8.	“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder in accordance with this Section and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder in accordance with this Section.

9.	“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

10.	“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Acknowledgment. Borrower acknowledges that it has read and understands all the provisions of this Rider and has been advised by counsel as necessary or appropriate.

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IN WITNESS WHEREOF, Borrower has executed and delivered this Rider as an instrument under seal (in jurisdictions where applicable).

RAND CAPITAL CORPORATION

By:	/s/ Daniel P. Penberthy
Name:	Daniel P. Penberthy
Title:	President and Chief Executive Officer

(Signature Page to Variable Rate Rider)